Exhibit 10.31

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

ADVANCED HUMAN IMAGING LIMITED (an entity incorporated in Australia) (“AHI”) is a technology company that has developed a multi-scan platform comprising of Body, Face and Dermatological scans, that provides partners with a series of system development kits (SDK’s) delivering a multitude of biometric markers and risks indicators via a smart phone application. We provide this solution to multiple verticals including mHealth, Life & Health Insurance, fitness, weight loss, and apparel (“AHI Platform”).

E-MERSION MEDIA (UK) LIMITED (an entity incorporated in the United Kingdom) is a wholly owned subsidiary of e-Mersion Media Pty Ltd, an Australian media technology company that has developed a best-in-class digital magazine publishing solution that incorporates both interactive media and e-commerce capability for use by third-party magazine owners (“e-Mersion”).

This Terms Sheet sets out the terms upon which e-Mersion will work with AHI to, where possible and appropriate, integrate the CompleteScan capabilities into the e-Mersion media platform and the basis upon which they will generate and share potential revenue.

This Terms Sheet is binding on all the parties to it (Parties).

1.	Integration of the AHI Platform	The Parties agree to collaborate and work together to design, develop and integrate the CompleteScan platform into the e-Mersion’s existing platform according to the timeline and functional specifications set out in Schedule 1 (Product Integration).
2.	Contributions from the Parties

(a) The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration.

(b) Other than as set out in Schedule 1, each of the Parties will bear their own costs and expenses associated with the Product Integration.

3.	Pricing and Promotion of AHI Platform

(a) Once the Product Integration is complete, e-Mersion agrees to use its reasonable efforts to promote the use of the CompleteScan platform to magazine owners in the first 12 months.

(b) The Parties agree that the pricing model for use of the CompleteScan platform will be as set out in Schedule 2 or as mutually agreed between the parties.

4.	Revenue Share

(a) e-Mersion will accept payment from users via the e-Mersion payment system.

(a) The parties will share revenue generated from the use of the capture process on a 50/50 basis.

(b) User pricing is based on a single use and only contemplates heart rate capture.

(c) the revenue share will be 50/50 split between e-Mersion and AHI after cost recovery by AHI of USD$0.30.

5.	Intellectual Property

(a) All intellectual property that is owned by, or is proprietary to, a Party as at the date of this Terms Sheet will at all times remain owned by that Party exclusively.

(b) Other than as expressly set out in this Terms Sheet, nothing in this Terms Sheet confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party’s, or any third parties, intellectual property.

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 1 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

(a) For the avoidance of doubt, AHI owns all intellectual property in the AHI Platform, including any modifications or improvements in relation to the platform. e-Mersion covenants that it will not, or will not attempt to, reverse engineer, copy or otherwise replicate or circumvent the AHI Platform or partners.

(b) e-Mersion owns all intellectual property in e-Mersion’s platform, including any modifications or improvements in relation to the platform, excluding any AHI intellectual property. AHI covenants that it will not, or will not attempt to, reverse engineer, copy circumvent or otherwise replicate e- Mersion’s platform or partners.

6.	Commercial Contract

Notwithstanding the fact that this document is legally binding on the Parties, AHI and the e-Mersion agree to enter into a definitive agreement (Formal Agreement) to more fully document the terms set out in this Terms Sheet within 90 days for the execution of this Terms Sheet.

The Formal Agreement shall be consistent with the terms set out in this Terms Sheet, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, implementation services, cloud services, billing, liabilities, IP and confidentiality.

7.	Warranties, Representations and Covenants	The Formal Agreement will also contain warranties, representations and covenants by both AHI and e-Mersion that are customary for transactions of the type contemplated by this Terms Sheet.
8.	Confidentiality

Each Party is to keep confidential the terms of this Terms Sheet and any other information obtained from another during the negotiations preceding the execution of this Terms Sheet or in the course of furthering the transactions contemplated by this Terms Sheet whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except:

(a) to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Terms Sheet;

(b) with the consent of a Party or parties which own the Confidential Information;

(c) if the information is, at the date of this Terms Sheet, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d) if required by law or a stock exchange;

(e) if strictly and necessarily required in connection with legal proceedings relating to this Terms Sheet;

(f) if the information is generally and publicly available other than as a result of a breach of confidence; or

(g) to a financier or prospective financier (or its advisers) of a Party.

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 2 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause.

Any public announcement made by AHI in relation to the partnership with e-Mersion via any medium (print or digital) requires the prior written approval of e-Mersion.

e-Mersion understand the AHI is an ASX listed company and must conform with constant disclosure requirements imposed by the ASX. With this in mind e-Mersion will not unreasonably withhold consent in regard to meeting the minimum requirement imposed by the ASX.

The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Terms Sheet, regardless of any termination of this Terms Sheet.

9.	Further Assurance

Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Terms Sheet.

10.	Governing Law

The binding terms of this Terms Sheet shall be governed by and construed in accordance with the law from time to time in Western Australia. The Parties agree to submit to the non-exclusive jurisdiction of the Courts of Australia and the Courts which hear appeals from those Courts.

11.	Assignment	None of the Parties may assign any of the rights or obligations conferred by this Terms Sheet without the consent of the other Parties which will not be unreasonably withheld.
12.	Costs	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.
13.	Tax

(a) In the event a supply made by one party to another under this document is subject to a value added or similar tax, the price stated in this Terms Sheet is exclusive of such tax and the recipient of such a supply must pay to the other party an amount equal to the amount of any such tax in addition to any amount stated in this Terms Sheet and at the same time.

(b) Any payment of such tax is subject to the other party providing any invoice or similar documentation required by law with respect to such tax.

14.	Waiver

A provision of, or a right under, this Terms Sheet may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Terms Sheet does not result in a waiver of that power, right, authority or remedy.

15.	Remedies	The rights, power and remedies provided in this Terms Sheet are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Terms Sheet.

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 3 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

16.	Whole Agreement

This Terms Sheet, any formal agreement, and the other agreements envisaged by this Terms Sheet, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

17.	Variation	No modification or alteration of the terms of this Terms Sheet shall be binding unless made in writing dated subsequent to the date of this Terms Sheet and duly executed by all Parties.
18.	Notices

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below:

In the case of AHI:

Suite 5, 71–73 South Perth Esplanade
South Perth, WA, 6151, Australia

Email: Vlado.Bosanac@advancedhumanimaing.com
Attention: Vlado Bosanac

In the case of e-Mersion Media:

Level 2, 99 William Street

Melbourne VIC 3000

Email: john@e-mersion.media
Attention: John Iliopoulos

19.	Severance	If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.
20.	Counterparts	This Terms Sheet may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Party shall constitute an original, but all counterparts together shall constitute one and the same agreement.
21.	Interpretation

In this Terms Sheet unless the context otherwise requires:

(a) headings are for convenience only and do not affect its interpretation;

(b) an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally;

(c) the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d) a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 4 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

(e) a reference to any document (including this Terms Sheet) is to that document as varied, novated, ratified or replaced from time to time;

(f) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g) words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h) reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Terms Sheet and a reference to this Terms Sheet includes any schedule, exhibit or annexure to this Terms Sheet;

(i) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j) a reference to A$ is to Australian currency, a reference to EUR€ is a reference to the Euro, the official currency of the European Union, a reference to GBP£ is a reference to the British Pound, the currency of the United Kingdom and US$ is to the current of the United States of America.

Signing page to follow

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 5 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

If the terms and conditions set out above are acceptable, please execute this Terms Sheet in the appropriate place below.

Dated this 11th day of May 2021.

EXECUTED by ADVANCED HUMAN	)
IMAGING LIMITED	)
ACN 602 111 115)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):

Signature of director	Signature of Company Secretary

Vlado Bosanac (CEO)	Steven Richards (CFO)
Name of director	Name of Company Secretary

EXECUTED by E-MERSION MEDIA	)
(UK) LIMITED	)
COMPANY NUMBER 11857059)
)

Signature of Managing Director	Signature of Director

John Iliopoulos	Chris Iliopoulos
Name of Managing Director	Name of Director

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 6 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

S C H E DUL E 1 – P R O D U C T I N T E G R A T I O N

e-Mersion & AHI will work together to design and implement a full integration no later than July 30th, 2021. A breakdown of the high-level integration timeline is below:

Milestone	Prerequisites	Milestone Completion Date
Terms Sheet Execution	Nil.	30th April 2021
Integrated Solution Design Scoping	Terms Sheet executed	14th May 2021 (+ 2 weeks)
Formal Agreement (inludes commercials, data processing, SDK EULA, and support)	Integrated solution designs signed off by both parties	28th May 2021 (+ 2 weeks)
Product Integration (including QA) and marketing planning	Formal Agreement Executed	On or before 30th June (+ 4 weeks)
Target market ready go-live	Product Integration complete	On or before July 30th 2021

●	AHI will make available to e-Mersion the SDK kits at no cost to e-Mersion. This is based on the current CompleteScan functionality.

●	The parties agree each party will make available at their own cost technical delivery requirement to produce and implement the technology in accordance with their perspective platforms.

●	The parties will work together to deliver a market ready product not later than July 30th, 2021.

●	AHI will make its continued platform improvements available to e-Mersion from time to time as required at no cost to e-Mersion.

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 7 of 8

BINDING TERMS SHEET PRIVATE AND CONFIDENTIAL

S C H E DUL E 2 – P R I C I N G M O D E L & L I C E NS E F EE

Individual combined (Body and Face scan) scan without subscription	USD$1.99

●	NB: above pricing is based on a single use and only contemplates Heart Rate capture

●	The revenue share will be 50/50 split between e-Mersion and AHI after cost recovery by AHI, of USD$0.30.

P.O. Box 190, South Perth, WA, Australia, 6951 | ABN 85 602 111 115 www.advancedhumanimaging.com	Page 8 of 8